PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Cardinal Airlines, Inc., a Delaware corporation, the sum of Twenty Seven Thousand Nine Hundred Seventy One ($ 27,971.00) Dollars, with interest thereon at the rate of 8 % per annum on the unpaid balance.

This Note shall be fully paid, including principal and all accrued interest, on or before June 30, 2003.

The undersigned shall have the right to prepay without penalty.



                                    GUARANTY

FOR VALUE RECEIVED, the undersigned do hereby guarantee payment of the above note and agree to remain fully bound until fully paid. The undersigned pledges 55,942 shares of the common stock of Cardinal Airlines, Inc. as collateral for this note.

The date of this Note is June 30, 1998.

For Cardinal Airlines, Inc., Maker

          /s/
__________________________________


Debtor and Guarantor


         /s/
__________________________________
Ted A. Walker